EXHIBIT 99.1

Cars.com Reports First Quarter 2019 Results

Strong Organic Traffic Growth Accelerating into Q2 Leading to All Time High Brand Awareness

Improving Dealer Sales and Retention; Solutions Strategy Driving Strength in ARPD

Strong Cash Generation

Strategic Alternatives Review Process Ongoing

CHICAGO, May 10, 2019 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital automotive marketplace, today released its financial results for the quarter ended March 31, 2019.

Q1 Financial Highlights

•	Revenues of $154.2 million, down $5.8 million, or (4%), year-over-year, in line with guidance for the quarter
•	Net loss of $9.0 million, or ($0.13) per diluted share, compared to net income of $0.9 million, or $0.01 per diluted share in the prior year
•	Adjusted net income of $20.7 million, or $0.31 per diluted share, down $7.7 million, or $0.08 per diluted share, year-over-year
•	Adjusted EBITDA of $38.6 million, or 25% of revenue, down $8.5 million year-over-year
•

Net cash provided by operating activities of $38.4 million for the three months ended March 31, 2019, with free cash flow of $35.0 million, up $11.7 million and $10.9 million, respectively, year-over-year

Q1 Key Metric Highlights

•	Average monthly unique visitors of 22.4 million, up 16% year-over-year
•	Traffic (visits) of 132.5 million, up 17% year-over-year, driven by strong SEO and paid traffic
•	Mobile traffic accounted for 71% of total traffic compared to 65% in the first quarter of 2018
•	Dealer customers of 19,300 as of March 31, 2019, compared with 19,921 as of December 31, 2018
•

Direct monthly average revenue per dealer (“ARPD”) was $2,102, up 3% year-over-year excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when dealer website and related digital solutions from Dealer Inspire is included, ARPD was $2,225 for the first quarter of 2019

Operational Highlights

•	SEO traffic grew 49% year-over-year, driving record traffic and leads; material shift in SEO competitive share continues to accelerate
•	Brand awareness hit 73% in March, the highest level in the Company’s 20-year history
•

Product innovation update: 3,700 dealers now enrolled in AutoCorrectedTM, the only automated solution allowing dealers to auto-populate features and options in their vehicle listings, saving dealers time and growing gross profit per sale by appropriately justifying vehicle prices

•	OEM co-op endorsements of our digital solutions continue to grow, providing incremental opportunities to expand dealer revenue
•	Dealer Inspire revenue grew 24% year-over-year on a pro forma basis, and Dealer Inspire website customers reached 2,700 at March 31, 2019 compared to 2,500 at December 31, 2018
•	Operational efficiencies realized in product, technology, sales and marketing

•	Continued utilization of share repurchase program, supported by strong free cash flow generation; 0.9 million shares purchased in the first quarter, for a total cost of $20 million

“These first quarter results are in line with our expectations. Our traffic strategy and continued product innovation are driving record traffic, higher conversion, and better-quality leads, all of which drive higher profitability for our dealer customers,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “As anticipated, following our sales transformation, we experienced elevated levels of dealer churn in January and February, followed by improvements in dealer trends in March and April. Our dealer solutions strategy is working, and we continue to gain momentum as we build out our marketing capabilities and drive operational efficiency while leveraging the strength of our brand and sales network. We remain focused on improving dealer count and executing on our strategy.”

Financial Results

Revenue for the first quarter of 2019 was $154.2 million, compared to $160.0 million in the prior year period. This reduction was primarily due to a decline in dealer count and a $6.5 million decline in National advertising resulting from a reduction in upfront commitments and lower close rates from OEMs, offset in part by the full quarter impact of the Dealer Inspire business.

Total operating expenses for the first quarter of 2019 were $158.3 million, compared to $152.8 million for the prior year period. This increase was driven by the full quarter impact of Dealer Inspire’s business and an increase in depreciation and amortization, partially offset by operational efficiencies in product, technology, sales and marketing.

Net loss for the first quarter of 2019 was $9.0 million, or $0.13 per diluted share, compared to net income of $0.9 million, or $0.01 per diluted share, in the first quarter of 2018. Adjusted net income for the first quarter of 2019 was $20.7 million, or $0.31 per diluted share, compared to $28.5 million, or $0.39 per diluted share, in the first quarter of 2018.

Adjusted EBITDA for the first quarter of 2019 was $38.6 million, or 25% of revenue, compared to $47.0 million, or 29% of revenue, for the prior year period.

For the first quarter, average monthly unique visitor count grew 16% year-over-year, and total traffic grew 17% year-over-year supported by investments in product and marketing, which led to brand strength and record SEO growth. Mobile traffic grew 27% year-over-year and accounted for 71% of total traffic compared to 65% in the prior year.

Dealer customers were 19,300 as of March 31, 2019, a decline of 3% compared to 19,921 dealer customers as of December 31, 2018. Direct dealer customers decreased by 428, primarily resulting from higher cancellations of marketplace customers, offset in part by growth in Dealer Inspire-only customers.

Direct monthly ARPD excluding revenue from dealer websites and related digital solutions from Dealer Inspire was $2,102, up 3% year-over-year primarily driven by the favorable impact of the increase in large dealers in larger markets that we now control. Including revenue from dealer websites and related digital solutions from Dealer Inspire, ARPD was $2,225 in the first quarter of 2019.

“Our results this quarter reflect softness in dealer count that we anticipated as well as lower National advertising revenues. We have confidence in our plans to continue to drive operational efficiencies and deliver favorable expense reductions throughout the remainder of the year, evidenced by our first quarter performance. Cash flow remains strong and we continue to benefit from our healthy balance sheet and flexible capital structure,” said Becky Sheehan, Chief Financial Officer of Cars.com.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the three-month period ended March 31, 2019 was $38.4 million, compared to $26.7 million in the prior year. Free cash flow for the three-month period ended March 31, 2019 was $35.0 million, compared to $24.1 million in the same period last year. This increase was primarily due to changes in working capital. Cash flow was impacted in both periods by payments associated with the early conversion of affiliate markets.

Cash and cash equivalents was $28.3 million and debt outstanding was $685.6 million as of March 31, 2019. During the three-month period, the Company paid down $10.6 million of indebtedness. Net leverage at March 31, 2019 was 3.0x, calculated in accordance with the Company's credit agreement.

Outlook

The Company continues to expect a revenue range in 2019 between a 5% decline and 2% growth with Adjusted EBITDA margins between 30% and 31%.

Company Announcement to Pursue Strategic Alternatives

The previously announced process to explore strategic alternatives to enhance shareholder value is ongoing and we are engaged with multiple parties. We have not set a timetable for the conclusion of the review and we do not intend to comment further unless our Board has approved a specific course of action or we determine further disclosure is appropriate or required by law.

Q1 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CDT. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until May 24, 2019.

About Cars.com

Cars.com is a leading two-sided digital automotive marketplace that connects car shoppers with sellers. Launched in 1998 and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, Cars.com enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

Cars.com properties include DealerRater®, Dealer Inspire®, Auto.com™, PickupTrucks.com® and NewCars.com®.  For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

The Company defines adjusted net income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is critical to our business. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps), using Adobe Analytics. Visits refers to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of our mobile apps on an individual device. If an individual accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2018, this key operating metric includes Dealer Inspire customers.

Average Revenue Per Dealer (“ARPD”). We believe that our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct dealer customers during the same period. Beginning the first quarter of 2019, this key operating metric includes dealer websites and related digital solutions. ARPD prior to the first quarter of 2019 has not been recast to include Dealer Inspire as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal security laws. Forward-looking statements include information concerning our business strategies, strategic alternatives review process, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," “strategy,” "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. There can be no assurance that the strategic alternatives review process will result in a sale of the Company or other strategic change or outcome. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed on February 28, 2019 and is available on our website at investor.cars.com or vis EDGAR at www.sec.gov and our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Direct	$ 115,094	$ 101,478
National advertising	20,295	26,818
Other	3,949	4,047
Retail	139,338	132,343
Wholesale	14,860	27,614
Total revenues	154,198	159,957
Operating expenses:
Cost of revenues and operations	25,579	17,985
Product and technology	17,863	17,908
Marketing and sales	60,343	65,407
General and administrative	23,888	24,270
Affiliate revenue share	2,454	3,283
Depreciation and amortization	28,125	23,938
Total operating expenses	158,252	152,791
Operating (expense) income	(4,054)	7,166
Nonoperating (expense) income:
Interest expense, net	(7,566)	(5,957)
Other income (expense), net	119	(16)
Total nonoperating expense, net	(7,447)	(5,973)
(Loss) income before income taxes	(11,501)	1,193
Income tax (benefit) expense	(2,470)	264
Net (loss) income	$ (9,031)	$ 929
Weighted-average common shares outstanding:
Basic	67,584	71,952
Diluted	67,584	72,122
(Loss) earnings per share:
Basic	$ (0.13)	$ 0.01
Diluted	(0.13)	0.01

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 28,340	$ 25,463
Accounts receivable, net	95,592	108,921
Prepaid expenses	7,417	9,264
Other current assets	9,523	10,289
Total current assets	140,872	153,937
Property and equipment, net	40,548	41,482
Goodwill	885,049	884,449
Intangible assets, net	1,486,318	1,510,410
Investments and other assets	27,479	10,271
Total assets	$ 2,580,266	$ 2,600,549
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 12,131	$ 11,631
Accrued compensation	12,746	16,821
Unfavorable contracts liability	12,585	18,885
Current portion of long-term debt	29,667	26,853
Other accrued liabilities	52,827	36,520
Total current liabilities	119,956	110,710
Noncurrent liabilities:
Long-term debt	652,178	665,306
Deferred tax liability	175,346	177,916
Other noncurrent liabilities	40,116	19,694
Total noncurrent liabilities	867,640	862,916
Total liabilities	987,596	973,626
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 67,455 and 68,262 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	675	683
Additional paid-in capital	1,510,057	1,508,001
Retained earnings	89,217	118,239
Accumulated other comprehensive loss	(7,279)	—
Total stockholders' equity	1,592,670	1,626,923
Total liabilities and stockholders' equity	$ 2,580,266	$ 2,600,549

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$ (9,031)	$ 929
Adjustments to reconcile Net (loss) income to Net cash provided by operating activities:
Depreciation	4,033	2,761
Amortization of intangible assets	24,092	21,177
Amortization of unfavorable contracts liability	(6,300)	(6,300)
Stock-based compensation expense	2,981	1,600
Deferred income taxes	(2,570)	160
Provision for doubtful accounts	1,055	995
Amortization of debt issuance costs	311	317
Other, net	(9)	129
Changes in operating assets and liabilities
Accounts receivable	12,274	3,208
Prepaid expenses	1,847	(5,691)
Other current assets	886	(1,027)
Other assets	(17,208)	643
Accounts payable	574	518
Accrued compensation	(4,075)	(5,148)
Other accrued liabilities	14,087	13,839
Other noncurrent liabilities	15,442	(1,449)
Net cash provided by operating activities	38,389	26,661
Cash flows from investing activities:
Purchase of property and equipment	(3,363)	(2,513)
Payment for Acquisition, net	—	(156,968)
Other, net	(600)	—
Net cash used in investing activities	(3,963)	(159,481)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	165,000
Payments of long-term debt	(10,625)	(40,625)
Stock-based compensation plans, net	(743)	(617)
Repurchases of common stock	(20,000)	—
Transactions with TEGNA, net	(181)	—
Net cash (used in) provided by financing activities	(31,549)	123,758
Net increase (decrease) in cash and cash equivalents	2,877	(9,062)
Cash and cash equivalents at beginning of period	25,463	20,563
Cash and cash equivalents at end of period	$ 28,340	$ 11,501
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$ 38	$ 293
Cash paid for interest	7,413	5,552

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation of Net (loss) income to Adjusted EBITDA

Net (loss) income	$ (9,031)	$ 929
Interest expense, net	7,566	5,957
Income tax (benefit) expense	(2,470)	264
Depreciation and amortization	28,125	23,938
Stock-based compensation expense	3,099	1,600
Severance, transformation and other exit costs	6,453	507
Costs associated with the stockholder activist campaign	2,695	3,785
Transaction-related costs	2,044	10,107
Write-off of long-lived assets and other	111	(40)
Adjusted EBITDA*	$ 38,592	$ 47,047

Reconciliation of Net (loss) income to Adjusted net income

Net (loss) income	$ (9,031)	$ 929
Amortization of intangible assets	24,092	21,177
Stock-based compensation expense	3,099	1,600
Severance, transformation and other exit costs	6,453	507
Costs associated with the stockholder activist campaign	2,695	3,785
Transaction-related costs	2,044	10,107
Write-off of long-lived assets and other	111	(40)
Tax impact of adjustments	(8,717)	(9,605)
Adjusted net income*	$ 20,746	$ 28,460
Adjusted net income per share, diluted	$ 0.31	$ 0.39
Weighted-average common shares outstanding, diluted	67,584	72,122

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$ 38,389	$ 26,661
Purchase of property and equipment	(3,363)	(2,513)
Free cash flow	$ 35,026	$ 24,148

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended March 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$ 25,579	$ —	$ (67)	$ 25,512
Product and technology	17,863	—	(763)	17,100
Marketing and sales	60,343	—	(445)	59,898
General and administrative	23,888	(11,303)	(1,824)	10,761
Affiliate revenue share	2,454	—	—	2,454
Depreciation and amortization	28,125	—	—	28,125
Total operating expenses	$ 158,252	$ (11,303)	$ (3,099)	$ 143,850

(1) Includes severance, transformation and other exit costs, costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Three Months Ended March 31, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$ 17,985	$ —	$ (25)	$ 17,960
Product and technology	17,908	—	(265)	17,643
Marketing and sales	65,407	—	(297)	65,110
General and administrative	24,270	(14,359)	(1,013)	8,898
Affiliate revenue share	3,283	—	—	3,283
Depreciation and amortization	23,938	—	—	23,938
Total operating expenses	$ 152,791	$ (14,359)	$ (1,600)	$ 136,832

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs, write-off of long-lived assets and other.